Exhibit 10.1

PORTLAND GENERAL ELECTRIC COMPANY

SEVERANCE PAY PLAN FOR EXECUTIVE EMPLOYEES

Dated Effective June 15, 2005

PORTLAND GENERAL ELECTRIC COMPANY
SEVERANCE PAY PLAN
FOR EXECUTIVE EMPLOYEES

PURPOSE

This Portland General Electric Company Severance Pay Plan for Executive Employees, as amended from time to time, (the "Plan") defines the benefits provided to Executive employees whose employment is permanently terminated by Portland General Electric Company (the "Company") as a result of (i) a corporate, departmental or work group reorganization, including without limitation, a position elimination, or (ii) similar business circumstances, as determined by the Company (any such event a "Reorganization").

ARTICLE I. EFFECTIVE DATE

1.1 The Plan, as amended and restated, shall be effective June 15, 2005 (the "Effective Date").

ARTICLE II. DEFINED TERMS

The following terms are defined in this Plan, as described below.

2.1 "Cause" shall have the meaning set forth in Section 3.3(a) of the Plan.

2.2 "Committee" shall have the meaning set forth in Article VIII of the Plan.

2.3 "Company" shall have the meaning set forth in the Purpose section of the Plan.

2.4 "Divested Employer" shall have the meaning set forth in Article III of the Plan.

2.5 "Effective Date" shall have the meaning set forth in Article I of the Plan.

2.6 "Employees" shall have the meaning set forth in the Purpose section of the Plan.

2.7 "ERISA" shall have the meaning set forth in Article VII of the Plan.

2.8 "Plan" shall have the meaning set forth in the Purpose section of the Plan.

2.9 "Reorganization" shall have the meaning set forth in the Purpose section of the Plan.

2.10 "Retirement" shall mean an Employee's voluntary termination of employment on or after an "early retirement date" (as such term is defined in Section 5.3 of the Portland General Electric Company Pension Plan, as amended from time to time).

ARTICLE III. ELIGIBILITY

3.1 Eligibility to Participate. All regular full time active employees of the Company, and such affiliates of the Company as the Board of Directors of the Company may determine from time to time may participate in the Plan, who are employed on the payroll of the Company or any such affiliate, and whose position with the Company is at the level of vice president or above, are eligible to participate in the Plan except any employee: (i) covered under the provisions of another severance pay plan that provides for a form of severance remuneration upon termination of employment; or (ii) having a written employment contract that provides for a form of severance remuneration upon termination of employment. Employees who are not designated as full time active employees of the Company or a participating affiliate (including those on an unpaid personal leave of absence, unless the Employees' reemployment rights are protected by applicable law, in which case they shall be treated as full time active employees for purposes of this Plan), or who are designated as temporary employees or contract employees on the payroll of the Company or a participating affiliate are not eligible to participate in the Plan, or to receive Plan benefits. Those employees of the Company or a participating affiliate who are eligible for benefits hereunder, as determined by the Company and the Committee as set forth herein, are referred to as "Employees".

3.2 No Benefits Unless Involuntary Termination by Company. No Employee who voluntarily terminates employment with the Company or a participating affiliate (including due to Retirement) or whose employment terminates due to death or disability shall receive a severance benefit under the Plan, unless an Employee voluntarily terminates employment following Employee's refusal to accept an offer of employment from the Company or a Divested Employer or any of their respective affiliates which position either (i) did not provide compensation at least equal to Employee's then existing base salary or rate of compensation, (or if a sign-on bonus was offered, when combined with such existing base salary or rate of compensation was not at least one-hundred twenty-five percent (125%) of the Employee's then existing base salary or hourly rate of compensation), or (ii) was located more than fifty (50) miles from the Employee's place of employment at the time of such offer (or would require Employee to travel more than an additional fifty (50) miles farther than the Employee's place of employment at the time of such offer (excluding any such travel that may be consistent with the Employee's business travel obligations)) without relocation benefits that are equivalent to the relocation benefits the Employee would be entitled to under the existing relocation policy of the Company or a participating affiliate then applicable to the Employee. Voluntary termination of employment includes any termination of an Employee's employment for which the Employee directly, indirectly, or impliedly consents.

3.3 Additional Exclusions. An Employee will not be eligible to receive a severance benefit under this Plan if:

(a) Termination for Cause. The Employee's employment is terminated as a result of a violation of Company standards of performance, conduct or attendance (as construed by the Company in its sole discretion), such violation hereinafter ("Cause");

(b) Short Term Layoff with Potential of Recall. The Employee is laid off for a period of short duration and subject to recall within a reasonable time, as determined by the Company;

(c) Offer of Position. The Employee (i) receives an offer of employment from the Company or a Divested Employer or any of their respective affiliates which position provides compensation at not less than the Employee's existing base salary or rate of compensation, (or if a sign-on bonus is offered, when combined with such existing base salary or rate of compensation is at least one-hundred twenty-five percent (125%) of the Employee's existing base salary or hourly rate of compensation), and (A) which position is located not further than fifty (50) miles from the Employee's place of employment at the time of such offer (or does not require the Employee to travel more than an additional fifty (50) miles farther than the Employee's place of employment at the time of such offer (excluding any such travel that may be consistent with the Employee's business travel obligations)), or (B) located beyond the range described in (A) above with relocation benefits that are equivalent to the relocation benefits the Employee would be entitled to under the existing relocation policy of the Company or a participating affiliate applicable to the Employee, or (ii) accepts an offer of employment at any salary or location from the Company or a Divested Employer or any of their respective affiliates, regardless of whether the requirements of (i) above are satisfied;

(d) Other Severance or Termination Benefits. The Employee receives extra or additional consideration outside of the Plan in connection with the Employee's termination of, or retirement from, employment (including by way of example, but not limited to, enhanced retirement benefits or incentive remuneration), and the Committee makes a determination that a severance benefit under the Plan should not be paid; or

(e) Other Special Circumstances. Special circumstances exist for which the Chief Executive Officer of the Company makes a written determination that a severance benefit will not be paid.

"Divested Employer" means (i) a division, subsidiary, venture or partnership, or other business segment of the Company or an affiliate of the Company, which has been or is proposed to be divested, or (ii) the proposed or actual purchaser or acquirer thereof, by reason of ownership or acquisition of stock, assets or otherwise, and includes any affiliate of such Divested Employer.

ARTICLE IV. SEVERANCE BENEFIT

4.1 Waiver and Release Required. Subject to the provisions of the Plan, an Employee whose employment is permanently terminated by the Company or a participating affiliate in connection with a Reorganization and who is eligible for severance benefits under the Plan will receive the severance benefit provided for in Section 4.2 of the Plan, provided the Employee timely executes and delivers to the Company an agreement of separation that shall contain a waiver and release of all rights and claims relating to the Employee's employment by the Company and its affiliates, and the termination of that employment by the Company or its affiliate, and that shall contain such other provisions as approved and required by the Company, in its sole discretion, within a time limit and in a form prepared by and acceptable to the Company.

4.2 Amount of Severance Benefit. Subject to the provisions of the Plan including, but not limited to, Section 4.4, the severance benefit payable under the Plan is:

Years of Service	Severance Benefit
Up to 2 years of service	13 weeks of base pay
2 years of service, but less than 3 years	26 weeks of base pay
3 years of service, but less than 4 years	39 weeks of base pay
4 or more years of service	52 weeks of base pay

provided, however, in no event shall benefits payable under the Plan exceed fifty-two (52) weeks of base pay.

4.3 Payment of Benefit. Severance benefits shall be paid in a lump sum no later than sixty (60) days after termination of employment (or, if later, the date that any revocation period expires under the waiver and release described in Section 4.1).

4.4 Income Taxes. The payment of benefits under the Plan is subject to all applicable federal, state and local tax withholding and generally constitute taxable income to the recipient. Employees are advised to consult with their personal tax advisor for more information.

4.5 Adjustment of Severance Benefit. If a terminated Employee who is entitled to payment of a severance benefit under the Plan also receives any form of remuneration, payment or entitlement under the provisions of the Federal Worker Adjustment and Retraining Notification Act relating to the Employee's termination of employment, then the severance benefit payable under the Plan shall be reduced and offset by the amount of such remuneration or payment received or to be received by such Employee.

4.6 Definition of Service. For purposes of the Plan, subject to Section 5.2 of the Plan, service will be defined as service with the Company and its affiliates as well as prior service with Enron Corp. and its affiliates. The records of the Company, as the case may be, with respect to years of service, employment history, pay, absences, illnesses, and all other relevant matters shall be conclusive for all purposes of this Plan.

ARTICLE V. REEMPLOYMENT OF TERMINATED EMPLOYEE

5.1 Reemployment. In the event an Employee who receives a severance benefit under the Plan is reemployed by the Company or any affiliate or is employed by a Divested Employer or any affiliate within one (1) year after the Employee's termination of employment, the Employee shall be required to refund to the Company an amount equal to the amount of severance benefit less the amount of base pay the Employee would have received had the Employee remained employed at the Employee's rate of base pay at termination until the date of the Employee's reemployment or employment.

5.2 Effect on Service. If an Employee who has previously received severance benefits from the Company or any affiliate under an agreement, this Plan or any other severance plan who is subsequently rehired, and who then is terminated and entitled to receive a severance benefit under the Plan, the years of service of such Employee in computing the amount of such severance benefit shall not include any year of service for which the Employee received prior severance benefits, except that, when a rehired Employee refunds benefits to the Company, in accordance with Section 5.1, all or a portion of such severance benefits previously paid to such Employee, the years of service attributable to the amount of such repaid severance benefit, as determined in the sole discretion of the Company, shall be included in the years of service of such Employee who is subsequently terminated and entitled to receive a severance benefit under the Plan.

ARTICLE VI. MALFEASANCE IS BREACH OF PORTLAND GENERAL ELECTRIC COMPANY POLICY

6.1 Any officer or employee of the Company or a participating affiliate, including an Employee who receives a severance benefit under the Plan, who intentionally participates in a mischaracterization of the reason for an Employee's termination of employment, whereby an Employee receives a greater severance benefit under the Plan or any other compensatory plan, program or policy of the Company or any affiliate, than such Employee would otherwise be entitled, shall work a malfeasance against the Company and the Plan, and the Company and the Plan may seek any remedy available in equity or at law due to such malfeasance.

ARTICLE VII. ERISA PROVISIONS

7.1 ERISA. The Plan is established pursuant to, and governed by, the Employee Retirement Security Act, as amended ("ERISA").

7.2 Funding. The benefits provided herein shall be funded by the Company's general assets. The Plan shall constitute an unfunded mechanism for the Company to pay Plan benefits to Employees determined to be eligible for payments hereunder. No fund or trust is created with respect to the Plan, and no Employee shall have any security or other interest in the assets of the Company.

7.3 Fiscal Year. The Fiscal Year of the Plan shall be the same fiscal year adopted by the Company for accounting purposes.

7.4 Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the eligible Employees, except as specifically provided herein.

7.5 Named Fiduciary. The Company is the sponsor and the named fiduciary of the Plan.

ARTICLE VIII. ADMINISTRATION OF THE PLAN

8.1 Appointment of Committee. The general administration of the Plan shall be vested in the Compensation Committee of the Board of Directors of the Company (the "Committee"), which shall consist of three (3) or more persons appointed by the Company. For purposes of ERISA, the Committee shall be the Plan "administrator" and shall be a "fiduciary" with respect to the administration of the Plan.

8.2 Compensation, Bonding and Expenses of Members. The Members of the Committee shall not receive compensation with respect to their services for the Committee in respect of this Plan. To the extent required by ERISA or other applicable law, or required by the Company, members of the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing any bond or security, shall be paid by the Company.

8.3 Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty to:

(a) make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and procedures are evidenced in writing and copies thereof are delivered to the Company;

(b) construe and interpret all terms, provisions, conditions and limitations of the Plan;

(c) correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

(d) employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Committee may deem necessary or desirable in the proper and efficient administration of the Plan;

(e) determine all questions relating to eligibility;

(f) determine the amount, manner and time of payment of any benefits hereunder and to prescribe procedures to be followed by distributees in obtaining benefits;

(g) prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of ERISA; and

(h) make a determination as to the right of any person to receive a benefit under the Plan.

8.4 Standard of Review. Any decision, determination, or other action by the Committee shall be final and binding upon the parties, and shall only be subject to judicial review under an abuse of discretion standard.

8.5 Information to Committee. The Company shall supply full and timely information to the Committee relating to Employees and such pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

ARTICLE IX. CLAIMS PROCEDURE.

9.1 Claim for Benefits. If an Employee is not paid benefits under the Plan at the time of termination of his or her employment, any claim for benefits payable under the Plan must be made in writing and received by the Company within ninety (90) days of the Employee's termination of employment. Claims for benefits under the Plan shall be made in writing to the Company.

9.2 Denial of Claim. If a claim for benefits is wholly or partially denied, the Company shall notify the claimant of the Plan's adverse benefit determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

9.3 Notice of Claim Denial. The Company shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-l(c)(l)(i), (iii), and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. Such notification shall provide the claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits. A document, record, or other information shall be considered "relevant" to a claimant's claim if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards established by the Committee to ensure and to verify that benefit claim determinations are made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

9.4 Review of Denial. Within sixty (60) days of the receipt by the claimant of written or permitted electronic notification of an adverse benefit determination, the claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant's claim for benefits. A review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended due to a claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

9.5 Decision on Review. The Committee shall notify a claimant, in accordance with Section 9.6 of the Plan, of its benefit determination on review of a claimant's appeal of an adverse benefit determination within a reasonable period of time, but not later than sixty days after receipt of the claimant's request for review by the Committee, unless the Committee determines that special circumstances (such as the need to hold a hearing, if the Plan's procedures provide for a hearing) require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty-day period. In no event shall such extension exceed a period of sixty days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

9.6 Notice of Decision on Review. The Committee shall notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made with written or electronic notification of the Committee's benefit determination of the claimant's appeal of the benefit denial. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(I)(i), (iii), and (iv). In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and (iv) a statement of the claimant's right to bring an action under section 502(a) of ERISA.

ARTICLE X. TERMINATION AND AMENDMENT OF PLAN

10.1 Termination of Plan. The Company may terminate the Plan at any time, without prior notice.

10.2 Benefit upon Termination of Plan. Upon termination of the Plan, except with respect to benefits then in pay status, all rights to benefits hereunder, if any, shall cease.

10.3 Amendment of Plan. The severance benefits provided for in the Plan are not vested benefits. Accordingly, the Company reserves the right in its sole and absolute discretion, to amend or modify the Plan, in whole or in part, including any or all of the provisions of the Plan, by action of the Committee, without prior notice. The Plan supersedes any severance benefit policies, plans, practices or arrangements applicable to the Employees that may have been in force prior to the Effective Date.

ARTICLE XI. MISCELLANEOUS

11.1 No Contract of Employment. The Plan does not constitute or imply the existence of an employment contract between the Company or any participating affiliate and any Employee. Employment with the Company is "at will". The Company may amend or terminate the Plan at any time without prior notice.

11.2 Governing Law; Venue. To the extent not governed by federal law, the Plan shall be interpreted under the laws of the State of Oregon notwithstanding any conflict of law principles. Venue for all claims and actions related to or arising under the Plan shall be exclusively in the courts of the State of Oregon.

11.3 Gender. Wherever in this instrument words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender whenever they would so apply, and vice versa. Wherever words appear in the singular or plural, they shall be read and construed as in the plural or singular, respectively, wherever they would so apply.

11.4 Auxiliary Documents. Each Employee does, by his acceptance of potential benefits under the Plan, agree to execute any documents that may be necessary or proper in the carrying out of the purpose and intent of the Plan.

PORTLAND GENERAL ELECTRIC COMPANY

By: __/s/ Arleen N. Barnett____________

As Its: _Vice President, Administration ___